EXHIBIT 4.1

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12

OF THE SECURITIES EXCHANGE ACT

As of December 31, 2019, Ames National Corporation (“we,” “our” or “Company”) has one class of securities registered under the Securities Exchange Act of 1934, as amended, consisting of its common stock, par value $2.00 per share (the “Common Stock”). The following description of the Common Stock is a summary only and does not purport to be complete, as such description is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles”) and our Bylaws (the “Bylaws”), which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to the Annual Report on Form 10-K. The Company encourages you to read the Articles, the Bylaws and the applicable provisions of the Iowa Business Corporation Act, Chapter 490 of the Iowa Code (the “IBCA”), for additional information.

General

Our authorized capital stock consists of 18,000,000 shares of Common Stock, of which 9,222,747 shares were issued and outstanding as of December 31, 2019. The authorized but unissued shares of our Common Stock will be available for future issuance without shareholder approval, unless otherwise required by applicable law or the rules of any applicable securities exchange. All of our issued and outstanding shares of Common Stock are fully paid and non-assessable.

Description of Common Stock

Dividends

Holders of our Common Stock are entitled to receive ratably such dividends, if any, as our Board of Directors may in its discretion declare from time to time out of legally available funds. The ability of our Board of Directors to declare and pay dividends on our Common Stock is subject to the laws of the state of Iowa (including Section 640 of the IBCA) and applicable federal and state banking laws and regulations related to the payments of dividends by registered bank holding companies and their banking subsidiaries. Our principal source of income is dividends that are declared and paid by our wholly owned banking subsidiaries on their capital stock. Therefore, our ability to pay dividends is dependent upon the receipt of dividends from our banking subsidiaries.

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of record held on all matters submitted to a vote of the shareholders, including the election of directors, except as otherwise required by law. At any meeting of the shareholders, a majority of the votes entitled to be cast on a matter submitted for action constitutes a quorum for action on that matter, unless a different number is required by law. Provided a quorum is present, action on a matter, other than the election of directors, is approved if the votes cast favoring such action exceeds the votes cast opposing such action, unless a greater number is required by law. Directors are elected by a plurality of the votes cast. Holders of the Common Stock are not entitled to cumulative voting in the election of directors. Our Board of Directors is divided into three classes for purposes of electing directors, with approximately one-third of the directors standing for election at each annual meeting of shareholders to serve for a term of three (3) years.

Liquidation Rights

In the event of the liquidation or dissolution of the Company, holders of our Common Stock are entitled to share ratably in all of our assets remaining after payment of liabilities. Because we are a bank holding company, our rights and the rights of our creditors and shareholders to receive the assets of any of our banking subsidiaries upon liquidation or dissolution may be subject to prior claims of our subsidiary’s creditors, except to the extent that we may be a creditor with recognized claims against our subsidiary.

Preemptive and Other Rights

Holders of our Common Stock are not entitled to any preemptive, subscription, redemption, exchange or conversion rights, and no sinking fund will be applicable to the Common Stock.

Transactions with “Interested Shareholders”

We have expressly elected in our Articles to be subject to and governed by Section 1110 of the IBCA which generally prohibits a person qualifying as an “interested shareholder” from entering into a transaction with us for a “business combination” for a period of three years following the time such person first became an “interested shareholder” unless, subject to certain exceptions, such transaction is first approved by our Board of Directors. An “interested shareholder” is generally defined as any person who owns 10% or more of our outstanding Common Stock.

Listing

Our Common Stock is listed for trading on The NASDAQ Capital Market under the trading symbol “ATLO.”